United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

November 1, 2012

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MDU COMMUNICATIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

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Delaware	0-26053	84-1342898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60-D Commerce Way

Totowa, New Jersey 07512

(Address of principal executive offices including zip code)

(973) 237-9499

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	ELECTION OF DIRECTORS

Mr. John Edward “Ted” Boyle has joined the Board of Directors of MDU Communications International, Inc. (the “Company”) effective November 1, 2012. He has been nominated by the Board for a one-year term subject to stockholder election at the Company’s next Annual General Meeting. Mr. Boyle previously served as a Company director from 2000 through 2011 and as chairman from 2008 to 2011.

Mr. Boyle currently consults with several media companies including RR Enterprises, the subscriber management system developer, which he currently serves as CMO. From 2008 to 2010 Mr. Boyle managed the marketing and sales of triple play services at Summit Broadband in Orlando, Florida. From 2006 to 2008, Mr. Boyle oversaw the launch of cable VoIP telephony at Cable Bahamas in Nassau. From 2002 until 2006 he worked for 180 Connect Inc., North America's largest cable and satellite installation and service contractor, and was the president of their $50M per annum cable division.  From 1998 to 2001 he was the President and CEO of Multivision (Pvt.) Ltd., the MMDS wireless cable television provider for Sri Lanka. From 1996 to 1997 Mr. Boyle was the President and CEO of PowerTel TV, a Toronto based digital wireless cable company. As founding President and CEO of ExpressVu Inc. (1994 -1996), Mr. Boyle was responsible for taking Canada's first Direct-to-Home satellite service from inception to launch. Prior to 1994, Mr. Boyle held executive positions with Tee-Comm Electronics, Regional Cablesystems and Canadian Satellite Communications (Cancom). In addition to the Company, he currently sits on the Board of Asian Television Network (SAT-TSX-V).

Mr. Gregory L. Osborn, CPA, has also joined the Board of Directors of MDU Communications International, Inc. effective November 1, 2012. He has been nominated by the Board for a one-year term subject to stockholder election at the Company’s next Annual General Meeting.

Mr. Osborn is a certified public accountant and has served as Chief Financial Officer of Video Display Corporation since 2007, where he also sits as a director. Prior to joining Video Display Corporation he was involved in the mattress industry in various capacities including controller and CFO. Mr. Osborne is a graduate of Georgia State University with a B.B.A. in accounting and holds a Masters of Business Administration from the University of New Orleans. As referenced in a Schedule 13D filed with the Securities and Exchange Commission on September 11, 2012, Video Display Corporation, along with Ronald Ordway, its Chairman and Chief Executive Officer, and Jonathan Ordway, own or beneficially control 33% of the outstanding voting stock of the Company. Due to Mr. Osborne’s involvement as an officer and director of Video Display Corporation, Mr. Osborne will not be considered an independent director of the Company.

Item 8.01	Other Events

On September 11, 2012, Ronald Ordway, Jonathan Ordway, Templar Alliance Fund, LLC and Ken Baritz, holders of approximately 36% of the Company’s outstanding voting stock, notified the Company of its request for a Special Stockholder Meeting be held to remove Richard Newman from the Board of Directors of the Company and of its request that the Board nominate Ken Baritz to fulfill Newman's remaining term on the Board. Subsequent discussions with Mr. Ronald Ordway resulted in his agreement to not oppose Mr. Newman’s continued service on the Board if the Board offered seats to Mr. Boyle and Mr. Osborne.

With the addition of Mr. Boyle and Mr. Osborne to the Company’s Board of Directors, Mr. Ordway has agreed to drop his position of requesting that a Special Stockholders Meeting be held and will rely of the Board of Directors to do what is best in the interest of Company stockholders going forward, including the proposed merger with Multiband Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Sheldon Nelson
Sheldon Nelson
Chief Executive Officer

Dated: November 5, 2012